EXHIBIT 10.11

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (this “Amendment”) is entered into this 23rd day of March, 2004 (the “Effective Date”), by and between Gerald E. Bisbee, Jr., Ph.D. (“Executive”) and ReGen Biologics, Inc. (the “Company”).

     WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of September 22, 1998 (the “Employment Agreement”); and

     WHEREAS, the Company and Executive desire to revise certain provisions of the Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment, the Company and the Executive hereby agree that the Employment Agreement is hereby amended as follows:

1. Section 4(c) of the Employment Agreement (relating to insurance coverage for Executive) is deleted in its entirety and subsection (d) is redesignated as subsection (c).

2. Section 7(b) of the Employment Agreement (relating to termination without cause) is amended as follows:

     (a) the phrases “nine (9) months” in both the first and second sentences (relating to the severance payment period) shall be changed to “twelve (12) months”;

     (b) the phrase “ninety (90) days” (relating to the stock option exercise period) shall be changed to “twelve (12) months”; and

     (c) the last sentence (relating to the retention of the Company’s principal place of business in California) shall be deleted in its entirety.

3. Sections 8(b) and (c) of the Employment Agreement (relating to change of control) shall be amended by changing the phrase “nine (9) months” to “twelve (12) months” both times it appears.

4. Section 12 of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“12. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:	Legal Counsel
ReGen Biologics, Inc.
509 Commerce Street, East Wing
Franklin Lakes, NJ 07417

If to the Executive:	Gerald E. Bisbee Jr. Ph.D.
110 Wellesley Drive
New Canaan, CT 06840

All notices, requests, demands and other communications shall be deemed received three (3) days after the date postmarked if (i) delivered by hand and receipted for by the party to whom such notice or other communication shall have been directed, or (ii) sent by prepaid mail, properly addressed. Executive shall notify the Company by certified mail of any change in his address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.”

5. The Employment Agreement is further amended by deleting “California” in Section 14 and substituting the following in lieu thereof:

“the State of Delaware, without regard to its conflicts of law provisions”.

6. An “Exhibit A” entitled “Indemnification Agreement,” shall be added to the Employment Agreement, which shall be identical to “Exhibit A” of this Amendment. Such Indemnification Agreement shall be executed by both Company and Executive simultaneously with the execution of this Amendment.

7. In all other respects, the Employment Agreement shall continue in full force and effect; and the parties’ rights and obligations shall be governed by the terms of the Employment Agreement as modified herein. To the extent that any conflict may exist between any term or provision of this Amendment and any term or provision of the Employment Agreement, such term or provision of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed, through their duly authorized representatives, this Amendment on the Effective Date set forth above.

/s/ Gerald E. Bisbee, Jr., Ph.D. GERALD E. BISBEE, JR	/s/ Brion D. Umidi REGEN BIOLOGICS, INC.

Gerald E. Bisbee, Jr., Ph.D.	By: Brion D. Umidi

March 25, 2004 Date	Senior Vice President, Chief Financial Officer and Chief Accounting Officer Title
March 25, 2004 Date

Exhibit A
Indemnification Agreement